Walgreen Co. Webcast

First Quarter Ending Nov. 30, 2004

Jan. 3, 2005

Hello, and a very happy new year to everyone! Welcome to Walgreens audio webcast for the first quarter ending Nov. 30, 2004. I'm Rick Hans, Walgreens Director of Finance, and I'd like to thank you for tuning in. We invite you to use this information in conjunction with the press release and other financial information posted on our web site.

Safe Harbor Language

Before we begin, I'd like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see pages 4 and 5 of our Form 10-K for the fiscal year ended August 31, 2004, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]

Sales and Earnings

Today we announced a strong start to fiscal 2005 with our best quarterly earnings increase in 16 quarters. First quarter earnings were up 30.5 percent to $332.7 million, or 32 cents per share (diluted). That came on a sales increase of 13.4 percent to $9.9 billion. Excluding a pre-tax gain this quarter from litigation settlements of $15.0 million or 1 cent per share (diluted), earnings rose 26.8 percent to $323.2 million or 31 cents per share (diluted).

Comparable sales

Taking a closer look at our sales, total comparable store sales - for stores open more than a year - were up 9.4 percent in the quarter, while front-end comparable store sales rose 6.1 percent.

Comparable pharmacy sales in the quarter were up 11.3 percent, while total pharmacy sales climbed 14.4 percent.

On top of our same store sales growth, we opened 111 new stores in the first quarter, compared to 85 in the year-ago period. That brought our store count as of Nov. 30 to 4,680, a net increase of 389 stores from the same period last year. We plan to open about 450 new stores this fiscal year, for a net increase after store relocations and closings of about 365. We're also on track to reach our goal of operating more than 7,000 stores in 2010.

SO&A and Gross Profit Margins

For the second straight quarter, we reported a strong increase in gross profit margins, which were up 101 basis points to 27.38 as a percent to sales. Better purchasing terms, higher photofinishing margins thanks to more in-store and digital printing, and growth in generic drug sales all led to the increase.

The conversion to more efficient digital photo labs isn't cheap, though. Besides the price of the new labs, we're also incurring costs from retiring the leases for our old analog labs and from the added payroll required to bring nearly all of our photofinishing work in-store. These costs led in part to selling, occupancy and administration expenses increasing 62 basis points to 22.35 as a percent to sales.

Essentially, the move from analog to digital labs reduces our cost of goods but adds to our labor expense line. But the bottom line is better service, a competitive advantage and better overall net profitability.

Before leaving our discussion of expenses, I want to point out that lower-priced generic drugs slowed our sales line by more than 2 percentage points, which impacted SO&A expenses as a percent to sales. We also opened 26 more stores this quarter than the same quarter a year ago.

Tax Rate

The effective annual tax rate for the first quarter this year was 35.73 percent, compared to 37.50 percent in last year's first quarter. The decrease primarily resulted from the settlement of prior year Internal Revenue Service matters. We expect that our effective income tax rate for the remainder of fiscal 2005 will be 37.25 percent.

From the Balance Sheet and Statements of Cash Flows

The consolidated balance sheet and statements of cash flows can be found at investor.walgreens.com, under the tab, "Financials." Cash increased from $1.16 billion at the end of last year's first quarter to $1.31 billion at the end of this year's first quarter.

LIFO inventories were $5.58 billion, a 15.4 percent increase from the year ago quarter and a slightly higher increase than our sales in the quarter. Contributing to the increase was the inventory investment in our new Moreno Valley, Calif., distribution center that opened in May and isn't comparable to the previous year.

Two other numbers to highlight from the balance sheet are accounts receivable and accounts payable. Accounts receivable increased 19.5 percent, primarily due to the growth rate of third party prescription sales. Meanwhile, accounts payable increased 10.2 percent, mainly due to the timing of payments.

Wrapup

We're excited to jump out to a fast start in fiscal 2005, especially considering the flu season will hit later this year compared to a year ago. One thing we know is that the cold-flu season will come each year. It's just a matter of when and over what period of time. Last season, it seemed everyone caught the flu from late November through December. This year, the flu is acting more like the 2001-02 and 2002-03 seasons, with a gradual buildup throughout the winter months. We believe it should all just about balance out in the end.

The story this quarter is one of continued investment in the future of our business, while at the same time executing today's strategy effectively. It's a potent 1-2 punch that sets us apart in the industry. For the future, we're adding stores and investing in equipment such as digital photo labs, now in nearly 75 percent of our stores, to further distinguish ourselves from the competition. For today, we're operating more 24 hour stores, improving store locations (more than 80 percent are now freestanding) and serving customers with new features like large-print prescription information sheets.

Thank you for listening. Our next earnings announcement, for the second quarter of fiscal 2005, is scheduled for March 28th. Once again, thanks for being a Walgreen shareholder, and remember, "You're Always Welcome at Walgreens!"

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